Exhibit 3.828
CERTIFICATE OF FORMATION
OF
REPUBLIC SERVICES OF PENNSYLVANIA, LLC
     1. The name of the limited liability company is Republic Services of Pennsylvania, LLC.
     2. The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.
     IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of Republic Services of Pennsylvania, LLC this 26th day of May, 2000.

REPUBLIC SERVICES OF PENNSYLVANIA, LLC
By:	/s/ David A. Barclay
David A. Barclay, Vice President &
Secretary